UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CAPITOL CITY BANCSHARES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CAPITOL CITY BANCSHARES, INC.

562 Lee Street, S.W.

Atlanta, Georgia 30310-0200

May 18, 2010

Dear Shareholder:

On behalf of the Board of Directors, I am pleased to invite you to attend our Annual Meeting of Shareholders to be held on June 22, 2010 in Atlanta, Georgia at the time and place shown in the attached notice. As we do at the meeting every year, in addition to considering the matters described in the proxy statement, we will review our 2009 business results and other matters of interest to our shareholders. The meeting should be interesting and informative.

We hope that you will attend the meeting in person, but even if you plan to do so, we encourage you to please vote your shares ahead of time by using the enclosed proxy card. This will ensure that your Capitol City Bancshares stock will be represented at the meeting. If you attend the meeting and prefer to vote in person, you may do so. The attached proxy statement explains more about proxy voting. Please read it carefully. Every shareholder’s vote is important, whether you own a few shares or many.

We look forward to your participation in the annual meeting process.

Sincerely,

George G. Andrews

President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

OF CAPITOL CITY BANCSHARES, INC.

DATE:	June 22, 2010

TIME:	5:00 p.m.

PLACE:	Main Office, Capitol City Bank & Trust Co. 562 Lee Street, S.W., Atlanta, Georgia 30310

MATTERS TO BE VOTED ON:

PROPOSAL 1:	Election of Thirteen Directors

PROPOSAL 2:

To approve an Amendment to Article 3 of the Articles of Incorporation of Capitol City Bancshares, Inc. to consummate a four-for-one stock split of its common shares and change the par value to $1.00 per share.

PROPOSAL 3:	To approve an Amendment to Article 8 to change the number of shares of preferred stock the Company is authorized to issue to 5,000,000 shares

Any other matter that may be properly brought before the meeting.

Only shareholders of record at the close of business on April 30, 2010 are entitled to notice of and to vote at the meeting on any adjournments thereof.

Your vote is important. Please complete, sign, date and return your proxy card promptly in the enclosed envelope.

By Order of the Board of Directors

George G. Andrews

President and Chief Executive Officer

Atlanta, Georgia

May 18, 2010

CAPITOL CITY BANCSHARES, INC.

562 Lee Street, S.W.

Atlanta, Georgia 30310

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD

June 22, 2010

This proxy statement is furnished to the shareholders of Capitol City Bancshares, Inc. in connection with the solicitation of proxies by its Board of Directors to be voted at the 2010 Annual Meeting of Shareholders and at any adjournments thereof (the “Annual Meeting”). The Annual Meeting will be held on June 22, 2010, at 562 Lee Street, S.W., Atlanta, Georgia, at 5:00 p.m. local time.

This proxy statement and the accompanying proxy card were mailed or given to shareholders on or about May 18, 2010. A copy of the Company’s Annual Report, which includes the Company’s Audited Financial Statements and Footnote Disclosures, accompanies this proxy statement.

As used in this proxy statement, the terms Capitol City Bancshares, Company, we, our, and us all refer to Capitol City Bancshares, Inc. and its subsidiaries.

VOTING

General

The securities which can be voted at the Annual Meeting consist of Capitol City Bancshares’ $1.50 par value common stock, with each share entitling its owner to one vote on each matter submitted to the stockholders. The record date for determining the holders of Capitol City Bancshares stock who are entitled to notice of and to vote at the Annual Meeting is April 30, 2010. As of April 30, 2010, 2,421,210 shares of Capitol City Bancshares stock were outstanding and eligible to be voted.

Quorum and Vote Required

The presence, in person or by proxy, of a majority of the outstanding shares of Capitol City Bancshares stock is necessary to constitute a quorum at the Annual Meeting. In determining whether a quorum exists at the Annual Meeting for purposes of all matters to be voted on, all votes “for” or “against” as well as all abstentions (including votes to withhold authority to vote) will be counted.

In voting for the proposal to elect thirteen directors (Proposal No. 1), you may vote in favor of all nominees or withhold your votes as to all or as to specific nominees. The vote required to approve Proposal No. 1 is governed by Georgia law and is a plurality of the votes cast by the holders of shares entitled to vote, provided a quorum is present. Votes withheld and broker non-votes will not be counted and will have no effect.

In voting for the proposal to approve the Amendment to Article 3 of the Articles of Incorporation of Capitol City Bancshares, Inc. (Proposal No. 2), you may vote in favor of or against the proposal or you may abstain from voting. The vote required to approve this proposal is governed by Georgia law and is a majority of the shares entitled to cast votes on the amendment, either by proxy or in person, which means a “FOR” vote by a majority of the outstanding common shares of the Company as of the record date. Abstentions and broker non-votes will not be considered to be either affirmative or negative votes.

In voting for the proposal to approve the Amendment to Article 8 of the Articles of Incorporation of Capitol City Bancshares, Inc. (Proposal No. 3), you may vote in favor of or against the proposal or you may abstain from voting. The vote required to approve this proposal is governed by Georgia law and is a majority of the shares entitled to cast votes on the amendment, either by proxy or in person, which means a “FOR” vote by a majority of the outstanding common shares of the Company as of the record date. Abstentions and broker non-votes will not be considered to be either affirmative or negative votes.

Our directors and executive officers hold 664,544 shares (excluding options) of the current outstanding common stock of Capitol City Bancshares, Inc., or approximately 27% of all outstanding stock (excluding exercisable options), and we believe that all of those shares will be voted in favor of all three proposals.

Proxies

All properly executed proxy cards delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given. In voting by proxy with regard to the election of directors, you may vote in favor of all nominees, withhold your votes as to all nominees or withhold your votes as to specific nominees. You should specify your choices on the proxy card. If no specific instructions are given with regard to the matters to be voted upon, the shares represented by a signed proxy card will be voted “for” the proposals listed on the proxy card. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters according to their judgment.

All proxy cards delivered pursuant to this solicitation are revocable at any time before they are voted by giving written notice to our Secretary, Robert A. Holmes, 562 Lee Street, S.W., Atlanta, Georgia 30310, by delivering a later dated proxy card, or by voting in person at the Annual Meeting.

All expenses incurred in connection with the solicitation of proxies will be borne by the Company. Solicitation may take place by mail, telephone, telegram, or personal contact by our directors, officers and regular employees of the Company without additional compensation. A copy of our 2009 Annual Report, which contains the Company’s Audited Financial Statements and Footnote Disclosures, is being mailed to each shareholder of record together with these proxy materials.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our 2009-2010 Board of Directors originally consisted of fifteen members, but was reduced to thirteen members with the resignations of Mr. Leon Goodrum and Mr. Elvin R. Mitchell, Jr. (effective April 8, 2010). The Company’s Bylaws provide that the Board of Directors shall consist of not less than five and not more than twenty-five persons, with the exact number to be fixed and determined from time to time by resolution of the Board of Directors, or by resolution of the shareholders at any annual or special meeting of shareholders. The Board of Directors has determined that the Board shall consist of a total of thirteen members for the Company’s ensuing fiscal year. The term of office for directors is one year or until the next Annual Meeting and thereafter until their successors are elected and qualified.

The Board has nominated the following persons for submission to the shareholders for election for a one-year term expiring at next year’s annual meeting or until their successors are elected and qualified.

The following table lists the name and ages of all nominee directors and executive officers of the Company, indicates all positions and offices with the Company held by each such person, states the term of office as a director or principal officer and the period during which such person has served, and briefly describes the business experience of each director, nominee director or executive officer. There are no arrangements or understandings between such persons and any other person pursuant to which that person was elected as a director or executive officer.

Name	Age	Year Elected	Information About Directors and Nominees
Nominee Directors
George G. Andrews	56	1994	Director; President, Chief Executive Officer
Dr. Gloria Campbell-D’Hue	60	1994	Director; Physician
Charles W. Harrison	76	1994	Director; Retired Insurance Executive
Robert A. Holmes	64	1995	Director; Secretary; Retired University Administrator
Dr. Moses M. Jones	57	1995	Director; Physician
Marian S. Jordan	62	1995	Director; Retired Teacher
Roy W. Sweat	80	1995	Director; Chiropractor
William Thomas	63	1995	Chairman; President, Thomas Cleaning Service, Inc.
Cordy T. Vivian	82	1995	Director; President, Basic, Inc.
Shelby R. Wilkes	58	2009	Director, Ophthalmologist, Atlanta Eye Consultants, P.C.
Tarlee W. Brown	69	2009	Director, President, Architect, Brown Design Group
John T. Harper	64	2009	Director, Physician
Pratape Singh	39	2009	Director, President, Mayuari Corporation

Executive Officers
Tatina Brooks	46	2007	Chief Financial Officer

The Board of Directors unanimously recommends that you vote “FOR” the proposal to elect the thirteen nominees named above.

Each of the nominees has consented to serve if elected. If any nominee should be unavailable to serve for any reason, the Board may designate a substitute nominee (in which event the persons named as proxies will vote the shares represented by all valid proxy cards for the election of such substitute nominee), allow the vacancy to remain open until a suitable candidate is located, or reduce the number of directors.

PROPOSAL NO. 2

APPROVAL OF AN AMENDMENT TO ARTICLE 3 OF

THE ARTICLES OF INCORPORATION OF CAPITOL CITY BANCSHARES, INC.

At its regular meeting on March 9, 2010, our Board of Directors voted to adopt, subject to the approval of two-thirds of the holders of all classes of stock entitled to vote in the election of directors, an Amendment to Articles 3 of the Articles of Incorporation of Capitol City Bancshares, Inc. The Amendment will revise Article 3 to change into four whole shares each share of issued and unissued authorized common shares of the Company. On the effective date of the stock split, the Company will have 80,000,000 authorized common shares with a par value of $1.00 per share and 9,684,840 common shares issued and outstanding. The stock split will be implemented by the distribution of three (3) whole shares for each share owned by shareholders in the form a stock dividend. The par value will also be changed from $1.50 to $1.00 per share. The change in par value has no effect on the stock’s value in the market. A complete version of the proposed amendment is attached as Appendix “A.”

Shareholder Approval Required

The affirmative vote of the holders of a majority of all classes of stock entitled to vote in the election of directors is required to approve the Amendment to Article 3 of the Articles of Incorporation of Capitol City Bancshares, Inc. Abstentions and broker non-votes will not be considered to be either affirmative or negative votes.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE AMENDMENT TO ARTICLE 3 OF THE ARTICLES OF INCORPORATION OF CAPITOL CITY BANCSHARES, INC.

PROPOSAL NO. 3

APPROVAL OF AN AMENDMENT TO ARTICLE 8 OF

THE ARTICLES OF INCORPORATION OF CAPITOL CITY BANCSHARES, INC.

At its regular meeting on March 9, 2010, our Board of Directors voted to adopt, subject to the approval of a majority of the votes entitled to be cast at a specially called meeting, an Amendment to Articles 8 of the Articles of Incorporation of Capitol City Bancshares, Inc. The proposed amendment will increase the number of shares the Company is authorized to issue to 5,000,000 shares of preferred stock of the Company. The articles currently limits the amount of authorized preferred stock to $5,000,000. The Company has currently issued 10,000 shares of Series A preferred stock and 6,078 shares of Series B preferred stock, for a total of $1,607,800 outstanding. The proposed amendment would not limit the dollar amount, but would limit the number of shares that are available to be issued to 5,000,000.

The actual effect of the issuance of any additional shares of the preferred stock upon the rights of holders of common stock cannot be stated until the Board of directors determines the specific rights of any shares of the preferred stock. However, the effects might include, among other things, restricting dividends on the common stock, diluting the voting power of the common stock, reducing the market price of the common stock or impairing the liquidation rights of the common stock without further action by the shareholders. Holders of Capitol City’s common stock do not have preemptive rights with respect to the preferred stock.

Although Capitol City may consider issuing shares of the preferred stock in the future for purposes of raising additional capital or in connection with acquisition transactions, there are currently no binding agreements or commitments with respect to the issuance of the additional preferred stock.

The proposed amendment grants the Board of Directors the discretion to establish the terms of any future preferred stock issuance, including the number of shares issued, the dividend rate of the shares, whether the dividends are cumulative, whether the shares are voting or non-voting, whether the shares are convertible to common stock and if so, the terms of conversion, whether the shares are redeemable and if so the terms of redemption, sinking fund requirements, liquidation rights and all other relative rights of the preferred shares. A complete version of the proposed amendment is attached as Appendix “B.”

Shareholder Approval Required

The affirmative vote of the holders of a majority of all classes of stock entitled to vote in the election of directors is required to approve the Amendment to Article 8 of the Articles of Incorporation of Capitol City Bancshares, Inc. Abstentions and broker non-votes will not be considered to be either affirmative or negative votes.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE AMENDMENT TO ARTICLE 8 OF THE ARTICLES OF INCORPORATION OF CAPITOL CITY BANCSHARES, INC.

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

Information as of December 31, 2009 about each of the Directors and Officers of the Company is set forth above.

No director, executive officer, or nominee for such positions held directorships in any reporting company other than the Company during 2009.

There are no family relationships among directors, executive officers, or persons nominated or chosen by the Company to become directors or executive officers. The Company and the Bank do not separately compensate their directors except for customary attendance-based compensation for each monthly Board meeting of $550.00.

DESCRIPTION OF BUSINESS

Overview

On April 14, 1998, the Company was incorporated under the laws of the State of Georgia for the purpose of serving as a bank holding company for the Bank.

The Company’s common stock was initially authorized and issued in connection with the acquisition of 100% of the stock of the Bank, a wholly-owned subsidiary of the Company, on December 22, 1998.

In connection with that acquisition, the Company filed a Registration Statement under the Securities Act of 1933 as a successor issuer to the Bank, and filed a Form 8-A pursuant to Section 12(g) of the Securities Exchange Act of 1934 for registration of the Company’s common stock under the 1934 Act.

The Bank is a state banking institution chartered under the laws of the State of Georgia on June 30, 1994. Since opening on October 3, 1994, the Bank has continued a general banking business and presently serves its customers from eight locations: the main office located at 562 Lee Street, S.W., Atlanta, Georgia 30310; and service branches located at 2358 Cascade Road, Atlanta, Georgia 30311; Hartsfield-Jackson International Airport, Atlanta, Georgia; 5674 Memorial Drive, Stone Mountain, Georgia 30083; 301 W. Oglethorpe Boulevard, Albany, Georgia 31707; 339 Martin Luther King, Jr. Blvd., Savannah, Georgia 31401; 1268 Broad Street, Augusta, Georgia 30901; and 94 Peachtree Street, Atlanta, Georgia.

The Bank operates a full-service banking business and engages in a broad range of commercial banking activities, including accepting customary types of demand and time deposits, making individual, consumer, commercial, and installment loans, and money transfers. We also offer safe deposit services and make investments in U. S. government and municipal securities.

The data processing work of the Bank is processed with Fidelity Integrated Financial Solutions. The Bank offers its customers a variety of checking and savings accounts.

The Bank serves the residents of the City of Atlanta and Fulton, DeKalb, Chatham, Richmond, and Dougherty Counties. Each of these areas has a diverse economy, including manufacturing, financial, and service sectors. Atlanta also serves as the capitol of the State of Georgia, with a significant number of residents employed in government.

Neither the Company nor the Bank generates a material amount of revenue from foreign countries, nor does either have material long-lived assets, customer relationships, mortgages or servicing rights, deferred policy acquisition costs, or deferred tax assets in foreign countries. Thus, the Company has no significant risks attributable to foreign operations.

As of December 31, 2009, the Bank had correspondent relationships with SunTrust Bank of Atlanta, Georgia, Wachovia National Bank of Georgia, and The Federal Home Loan Bank of Atlanta. Correspondent banks provide certain services to the Bank, including buying and selling federal funds, handling money fund transfers and exchanges, shipping coins and currency, providing security and safekeeping of funds and other valuable items, handling loan participations, and furnishing management investment advice on the Bank’s securities portfolio.

Bank Operations

Capitol City Bancshares, Inc.

The Company owns 100% of the capital stock of the Bank. The principal role of the Company is to supervise and coordinate the activities of its subsidiaries.

Capitol City Bank and Trust Company

The Bank offers demand accounts, savings accounts, money market accounts, certificates of deposit, and IRA accounts to customers. Loans are made to churches, consumers, and small businesses. Approximately 60% of the loan portfolio consists of loans to consumers, including first and second mortgage loans, home equity loans, auto loans, and signature loans.

Capitol City Home Loans, Inc.

The mortgage company rents the second floor of the Company’s Stone Mountain branch office and provides mortgage loan origination services in the same primary market areas as the Bank. The mortgage company was incorporated in 2002 and until recently originated mortgage loans and brokered those loans to independent investors. Capitol City Home Loans, Inc., has suspended its loan origination activities until such time as the mortgage market becomes more stable.

Competition

The banking business in the City of Atlanta and Fulton, DeKalb, Chatham, Richmond, and Dougherty Counties is highly competitive. The Bank competes with numerous other financial institutions in the market it represents. In addition to large national banks (and branches of regional banks), there are many finance companies, credit union offices, and other non-traditional providers of service that compete in the Bank’s markets.

Employees

As of December 31, 2009, the Company had 82 full-time employees and 12 part-time employees. The Company is not a party to any collective bargaining agreements.

Regulatory Order

On January 13, 2010, Capitol City Bank & Trust Company (the “Bank”), the wholly-owned subsidiary bank of Capitol City Bancshares, Inc., entered into a Stipulation to the Issuance of a Consent Order with the Federal Deposit Insurance Corporation (the “FDIC”) and the Georgia Department of Banking and Finance (the “GDBF”), whereby the Bank consented to the issuance of a Consent Order (the “Order”). A copy of the Order can be viewed on the FDIC website at http://www.fdic.gov/bank/individual/enforcement/2010-01-08.pdf .

The Order is based on findings of the FDIC during the on-site visitation and resulting report dated September 15, 2009. Since the completion of the visitation and report, the Board of Directors has aggressively taken an active role in working with the FDIC and the GDBF to improve the condition of the Bank. In entering into the Order, the Bank did not concede to the findings or admit to any of the assertions therein.

Under the terms of the Order, the Bank cannot declare dividends without the prior written approval of the FDIC and the GDBF. Other material provisions of the order require the Bank to: (i) increase its board of directors’ participation in the affairs and operations of the Bank, (ii) assess management’s ability to comply with the Order and restore all aspects of the Bank to a safe and sound condition, (iii) establish a committee to oversee the Bank’s compliance with the Order, (iv) maintain specified minimum capital ratios, (v) improve the Bank’s lending and collection policies and procedures, (vi) eliminate from its books, by charge off or collection, all assets classified as “loss” and 50% of all assets classified as doubtful, (vii) perform risk segmentation analysis with respect to concentrations of credit, (viii) receive a brokered deposit waiver from the FDIC prior to accepting, rolling over or renewing any brokered deposits, (xi) establish and review a comprehensive policy for the adequacy of the Bank’s allowance for loan and lease losses, (x) formulate and fully implement a written plan and comprehensive budget for all categories of income and expense, and (xi) prepare and submit progress reports to the FDIC and the GDBF. The FDIC order will remain in effect until modified or terminated by the FDIC and the GDBF.

While the Order is important and significant, the Bank believes that, due to the proactive steps previously taken by the Bank’s management and Board, many of the requirements of the Order have already been met. The Bank and management will continue to strive to address the concerns that gave rise to the Order. The Bank expects to continue to serve its customers in all areas including making loans, establishing lines of credit, accepting deposits and processing banking transactions. The Bank’s deposits will remain insured by the FDIC to the maximum limits allowed by law. The FDIC and GDBF did not impose or recommend any monetary penalties.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Our Board of Directors conducts regular meetings, generally on a monthly basis and also conducts some of its business through the committees described below. Our Board of Directors met twelve (12) times during the year, with one meeting having optional attendance. Each director attended at least 75% of the meetings of the full Board and of the committees on which he or she served.

Leadership Structure of the Board

In accordance with the Company’s Bylaws, the Board of Directors elects our Chief Executive Officer and our Chairman, and each of these positions may be held by the same person or may be held by two persons. Currently, William Thomas serves as both Chairman of the Company and the Bank and George G. Andrews serves as both Chief Executive Officer of the Company and the Bank and President of the Company and the Bank. The Board of Directors believes that separating the Chairman and Chief Executive Officer roles fosters clear accountability, effective decision-making, and alignment on corporate strategy and provides an effective leadership model for the Company. Because the Chairman is an independent director and in light of the active involvement by all independent directors, the Board of Directors has not specified a lead independent director at this time. The Board of Directors believes that the current structure of the Board of Directors is appropriate to effectively manage the affairs of the Company and the best interests of the Company’s stockholders.

Board’s Role in Risk Oversight

The Board of Directors is actively involved in oversight of risks that could affect the Company and the Bank. This oversight is conducted primarily through committees of the Board, as disclosed in the descriptions of each of the committees below, but the full Board has retained responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company and the Bank.

The Board of Directors has established a number of committees to assist it in the discharge of its duties. The following is a description of these Committees:

Executive Committee/Nominating Committee

The Executive Committee makes and reviews policies and decisions in connection with personnel, compensation, nominations of directors and strategic matters. It also entertains shareholder nominees for directors, although it has no formal written policy for the consideration of such nominees. The committee does not have a formal written process for identifying and evaluating nominees. However, in addition to meeting the qualification requirements set forth by the Georgia Department of Banking and Finance, a possible director candidate must also meet the following minimum criteria to be considered: independence, highest personal duties as a director, impact on the diversity of the board’s overall experience in business, government, education, technology and other areas relevant to the Company’s business, impact on the diversity of the board’s composition in terms of age, skills, ethnicity and other factors relevant to the Company’s business, and number of other public company boards on which the candidate may serve (generally, should not be more than three public company boards in addition to the Company).

The Executive Committee recommends and votes on a slate of nominees to be put forth to a vote by the Company’s shareholders. The Company does not currently have a formal written policy with regard to the consideration of any director candidates recommended by security holders. The Board has determined that in view of the Company’s relative size and shareholder base, such a policy has been unnecessary in the past, although it will continually evaluate the appropriateness of developing such a policy in the coming year. Each nominee has been recommended for inclusion in the Company’s proxy and by the unanimous vote of the Executive Committee.

The members of the Executive Committee are: George Andrews, Marian Jordan, Robert Holmes, and William Thomas. Except for Mr. Andrews, the members are independent directors as defined by the NASDAQ Marketplace Rules. The Executive Committee held three (3) meetings during 2009. The procedures to be followed for shareholders for submitting recommendations for nominees for directors are to write to Clair Jennings, P. O. Box 42200, Atlanta, Georgia 30311.

Audit Committee

The Company has a separately-designated standing Audit Committee established in accordance with Section 3(a) (58)(A) of the Exchange Act (15 U.S.C. 78c)(a)(58)(A). The members of the Audit Committee during 2009 were: Shelby R. Wilkes (Chairman), Marian Jordan, Robert A. Holmes, and John T. Harper, each of whom is independent as defined by the NASDAQ Marketplace Rules.

The Audit Committee does not have a financial expert as defined under section 407 of the Sarbanes-Oxley Act of 2002. The Board of Directors has determined that each member of the Audit Committee has a strong financial acumen and therefore can satisfactorily discharge their committee duties and responsibilities to the Board of Directors and the shareholders at this time. The Board of Directors has not adopted a written charter for the Audit Committee.

The Audit Committee met twelve (12) times during 2009. The Audit Committee has the responsibility of reviewing the Company’s financial statements, evaluating internal accounting controls, reviewing reports of regulatory authorities and determining that all audits and examinations required by law are performed. The committee recommends to the Board the appointment of the independent auditors for the next fiscal year, reviews and approves the auditor’s audit plans, and reviews with the independent auditors the results of the audit and management’s responses. The Audit Committee is responsible for overseeing the entire audit function and appraising the effectiveness of internal and external audit efforts. The Audit Committee reports its findings to the Board of Directors.

AUDIT COMMITTEE REPORT

The following Audit Committee Report is provided in accordance with the rules and regulations of the SEC. Pursuant to such rules and regulations, this report shall not be deemed “soliciting materials,” filed with the SEC, subject to Regulation 14A or 14C of the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended.

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ending December 31, 2009 with the Company’s management. The committee has also discussed with Nichols, Cauley & Associates, LLC, the Company’s independent auditors, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from Nichols, Cauley & Associates, LLC required by Independence Standards Board Standard No.1, Independence Discussions with Audit Committee, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with Nichols, Cauley & Associates, LLC its independence.

The Audit Committee discussed with the Company’s independent auditors and overall scope and plans for their integrated audit. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

Based on the above review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements of the Company be included in the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2009 for filing with the Securities and Exchange Commission. The Audit Committee and the Board of Directors have also approved the selection of Nichols, Cauley & Associates, LLC as the Company’s independent auditors for the fiscal year ending December 31, 2010.

The Audit Committee:

Shelby R. Wilkes, Chairman

Marian Jordan

Robert A. Holmes

John T. Harper

Compensation Committee

The full Board of Directors, rather than a separate committee, is responsible for establishing the compensation plans for the Company. Its duties include the development with management of all benefit plans for employees of the Company, the formulation of bonus plans, incentive compensation packages, and medical and other benefit plans. There is no formal compensation committee charter.

The Board of Directors reviews director and executive compensation on an annual basis. The process involves a review of compensation plans for similar banks and for the banking industry as a whole. In some instances, the Board will retain consultants when particularly complex forms of compensation are discussed, such as retirement plans and other benefit packages. During 2009, the Board did not engage consultants to put in new compensation packages. The executive officers have no formal control of the approval of compensation packages. The executive officers duties are solely to provide information to the Board so that informed decisions can be made. Mr. Andrews does not participate or vote on matters related to his compensation.

Other Committees

The Loan Committee exercises primary responsibility for the monitoring of the Bank’s lending functions and must approve any loan in excess of the lending officer’s designated lending limits. The Assets/Liability Committee manages the purchase, pricing and timing of the Bank’s assets and liabilities.

In some instances, it may be necessary for the full Board to delegate its duties to the Executive Committee. The Executive Committee consists of the Chairman of the Board and all Board Committee Chairmen. The delegation is done on a case-by-case basis, with the scope of the committee determined at that time.

MARKET FOR THE REGISTRANT’S COMMON STOCK

AND RELATED SECURITY HOLDER MATTERS

The common stock of the Company is not traded in the over-the-counter market or on any stock exchange, nor is the Company’s common stock actively traded. There is thus no established trading market for the Company’s common stock. The Company has maintained records of share prices based on actual transactions when such information has been disclosed by persons either purchasing or selling the Company’s common stock. These records reflect prices for transactions in the Company’s common stock to the best knowledge of management.

The following table reflects the high and low trades of shares of the Company (split adjusted) for each quarterly period during the last two years based on such limited available information.

YEAR	HIGH SELLING PRICE	LOW SELLING PRICE
2009
First Quarter	$10.00	$10.00
Second Quarter	$10.00	$10.00
Third Quarter	$10.00	$10.00
Fourth Quarter	$10.00	$10.00

2008
First Quarter	$10.00	$10.00
Second Quarter	$10.00	$8.00
Third Quarter	$10.00	$8.00
Fourth Quarter	$10.00	$5.00

As of April 30, 2010, the Company had approximately 1,571 shareholders of record of the Company’s common stock.

Under the Financial Institutions Code of Georgia, the Bank may from time to time declare and thereupon pay dividends on its outstanding shares in cash, property or its own shares unless, after giving effect to such distribution, the Bank would not be able to pay its debts as they become due in the usual course of business or the Bank would have insufficient cash market value assets to pay liabilities to depositors and other creditors. Moreover, the Bank may declare and pay dividends in cash or property only out of the retained earnings of the Bank, the Bank may not declare and pay dividends at any time the Bank does not have paid-in capital and appropriated retained earnings equal to or exceeding 20% of its capital stock, the Bank may not declare and pay dividends in excess of 50% of net profits after taxes for the previous fiscal year without the prior approval of the Georgia Department of Banking and Finance. The Bank is also allowed to declare and pay dividends in authorized but unissued shares of its stock, provided there is transferred to capital stock an amount equal to the value of the shares distributed and provided further that after payment of the dividend the Bank continues to maintain required levels of paid-in capital and appropriated retained earnings. The Company paid dividends in 2008 of $0.07 per share, and paid no dividends in 2009.

The Company is currently offering up to 1,500,000 shares of its common stock for $10.00 per share in a registered public offering. The final Prospectus was filed with the SEC on May 8, 2008 and contains the specifics of the offering. The Company has sold 122,146 shares and received $1,221,460 into its capital account. The offering is ongoing. The Company did not purchase any of its common stock during 2009.

Unregistered Sale of Equity Securities

On September 28, 2009, Capitol City Bancshares, Inc. entered into an agreement to sell 6,078 shares of Series B cumulative, nonvoting $100 par value stock to an institutional investor for cash consideration of $607,800. The terms of the preferred stock issuance are shown on the Amendment to the Articles of Incorporation attached as Exhibit 3.1(E) to the Company’s Quarterly Report filed with the SEC on November 13, 2009. No underwriting discounts or commissions were paid. The transaction is exempt from registration under the Securities Act of 1933, as amended, in reliance on Section 4(2) thereof, as a transaction by an issuer not involving a public offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Please See Appendix C.

STOCK OWNERSHIP

Principal Shareholders

As of December 31, 2009, the Company knows of no beneficial owner, other than Mr. Andrews and Thomas listed below, of more than five percent (5%) of its $1.50 par value common stock, the only class of voting securities of the Company.

The following table sets forth, as of April 30, 2010, the common stock of the Company beneficially owned by all current directors, named executive officers and nominee directors. For purposes of this table, beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
George G. Andrews	56,004	(2)	2.3%
Dr. Gloria Campbell-D’Hue	40,250	(3)	1.6%
Charles W. Harrison	24,800	(4)	1.0%
Robert A. Holmes	32,000	(5)	1.3%
Moses M. Jones	37,313	(6)	1.5%
Marian S. Jordan	66,000	(7)	2.7%
Roy W. Sweat	60,000		2.5%
William Thomas, Chairman	169,010	(8)	7.0%
Cordy T. Vivian	27,967		1.1%
Shelby R. Wilkes	30,000		1.2%
Tarlee W. Brown	30,000		1.2%
John T. Harper	51,200		2.1%
Pratape Singh	40,000		1.6%
Executive Officers and Directors as a Group (13 persons)	664,544		27%

The Company knows of no arrangements, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change in control of the Company.

(1)	The ownership percentage is based on 2,421,210 shares of common stock outstanding and does not include currently exercisable options.

(2)

Includes 18,668 shares owned by Mr. Andrews, 16,000 shares held jointly with Mr. Andrews’ spouse, and 21,336 shares held in the Company’s ESOP for the account of Mr. Andrews. Mr. Andrews exercised 8,000 options in 2009 and 5,336 options in 2010. 34,664 remaining options to purchase shares expire on April 18, 2013.

(3)	Includes 17,250 shares owned by Dr. Campbell-D’Hue and 23,000 shares held by Dr. Campbell-D’Hue for her child.

(4)	Includes 22,400 shares owned jointly by Mr. Harrison and his spouse and 2,400 shares held by Mr. Harrison’s children.

(5)	Includes 24,000 shares owned by Mr. Holmes and 8,000 shares held by Mr. Holmes’s grandchildren.

(6)	Includes 25,100 shares owned by Mr. Jones and 12,213 shares owned by Mr. Jones’s family members.

(7)	Includes 63,200 shares owned by Ms. Jordan; 2,000 shares owned jointly by Ms. Jordan and her spouse; and 800 shares held by Ms. Jordan’s children.

(8)	Includes 112,310 shares owned by Mr. Thomas; 700 shares held jointly by Mr. Thomas and his spouse; and 56,000 shares held by Thomas Cleaning Service, Inc., a company controlled by Mr. Thomas.

EQUITY COMPENSATION PLANS

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a) (c)
Equity compensation plans approved by security holders	44,664	$3.75	545,064

Equity compensation plans not approved by security holders	0	$0	0

Total	44,664	$3.75	545,064

All amounts are post-split adjusted.

EXECUTIVE COMPENSATION

The following table sets forth the aggregate compensation for the Company’s Chief Executive Officer. No other individual earned in excess of $100,000 in 2009.

SUMMARY COMPENSATION TABLE

December 31, 2009

Name and Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation ($)	All Other Compensation(1) ($)	Total ($)
George G. Andrews,	2009	177,500	0	0	0	0	0	0	177,500
CEO, President, Director	2008	177,500	5,000	0	0	0	0	5,328	187,828

(1)	Company matching contributions to the Company’s 401(k) Plan on behalf of Mr. Andrews.

OUTSTANDING EQUITY AWARDS

December 31, 2009

Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)(2)	Number of Securities Underlying Unexercised Option (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
George G. Andrews,
CEO, President, Director	34,664	—	—	$3.75	4/8/13

(1)	On April 8, 2003, Mr. Andrews was granted the option to purchase 40,000 shares of common stock at $3.75 per share, expiring on April 8, 2013. All figures are post-split adjusted.

(2)	All outstanding equity awards are 100% vested.

Executive Employment Agreements

The Company has not entered into any compensatory plan or arrangement with respect to any individual named in the summary compensation table for the latest fiscal year which will result from the resignation, retirement, or other termination with the Company or from a change in control of the Company or a change in the individual’s responsibilities following a change in control.

DIRECTOR COMPENSATION

Non-employee Directors of the Company received $550.00 for each Board of Directors meeting attended in 2009. Directors received $150 and committee chairpersons and officers receive $200 for attending monthly committee meetings.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Dr. Gloria Campbell-D’Hue	$5,300	—	—	—	—	—	$5,300
Leon Goodrum	$8,750	—	—	—	—	—	$8,750
Agnes H. Harper	$1,500	—	—	—	—	—	$1,500
Charles W. Harrison	$5,100	—	—	—	—	—	$5,100
Robert A. Holmes	$14,100	—	—	—	—	—	$14,100
Moses M. Jones	$5,300	—	—	—	—	—	$5,300
Marian S. Jordan	$14,500	—	—	—	—	—	$14,500
Donald F. Marshall	$0	—	—	—	—	—	$0
Elvin R. Mitchell, Jr.	$2,050	—	—	—	—	—	$2,050
Roy W. Sweat	$5,450	—	—	—	—	—	$5,450
William Thomas	$6,400	—	—	—	—	—	$6,400
Cordy T. Vivian	$4,750	—	—	—	—	—	$4,750
Shelby Wilkes	$3,650	—	—	—	—	—	$3,650
Tarlee W. Brown	$2,650	—	—	—	—	—	$2,650
Pratap Singh	$3,100	—	—	—	—	—	$3,100

(1)	Fees earned or paid in cash.

(2)	No stock awards were granted to directors in 2009.

(3)	No options were granted to directors in 2009.

(4)	We do not provide any non-equity incentive plans for directors.

(5)	The Company does not currently maintain a Directors Deferred Compensation Plan.

(6)	There was no additional compensation provided for directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company’s directors and executive officers, and certain business organizations and individuals associated therewith, have been customers of and have had banking transactions with the Company and are expected to continue such relationships in the future. Pursuant to such transactions, the Bank’s directors and executive officers from time to time have borrowed funds from the Bank for various business and personal reasons. Extensions of credit made by the Bank to its directors and executive officers have been made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than a normal risk of collectability or present other unfavorable features.

LEGAL PROCEEDINGS

The Company’s nature of business is such that it ordinarily results in a certain amount of litigation. In the opinion of management for the Company, there is no litigation, except as described below, in which the outcome will have a material effect on the consolidated financial statements.

1. All claims filed by the Commissioner of Insurance for the State against Capitol City Bank & Trust Company (the “Bank”), a subsidiary of Capitol City Bancshares, Inc., in the Superior Court of Fulton County, Civil Action Number 2005-CV-98868, have been adjudicated and/or settled, and no claims are pending against the Company or the Bank in this proceeding. The Bank remains a party in name only as the action has been appealed on matters involving the other named parties.

There are no “material” pending legal proceedings, other than ordinary routine litigation incidental to the business of the Company, to which the Company or any of its subsidiaries is a party or of which any of their property is subject. Material proceedings are defined as claims for damages where the amount involved, exclusive of interest and cost, exceeds ten percent of the current assets of the Company and its subsidiaries on a consolidated basis.

During the previous ten years, no director or executive officer was the subject of a legal proceeding (as defined below) that is material to an evaluation of the ability or integrity of any director or executive officer. A “legal proceeding” includes: (a) any bankruptcy petition filed by or against any business of which such person was a general partner or executive prior to that time; (b) any conviction in a criminal proceeding or subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (c) any order, judgment, or decree of any court of competent jurisdiction, or any Federal or State authority permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of commodities business, securities or banking activities; and (d) any finding by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission of a violation of a federal or state securities or commodities law (such finding having not been reversed, suspended or vacated).

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES

EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 and regulations of the SEC require our executive officers and directors and persons who beneficially own more than ten percent of any class of our equity securities, as well as certain affiliates of such persons to file initial reports of ownership of any equity securities of Capitol City Bancshares, Inc. and subsequent reports of changes in ownership of such securities with the SEC. Such persons also are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company under Rule 16a-3(d) during 2009 and Form 5 and amendments thereto furnished to the Company during 2009, no person who, at any time during 2009, was a director, officer or beneficial owner of more than 10% of any class of equity securities of the Company failed to file on a timely basis any reports required by Section 16(a) during the 2009 fiscal year or previously.

INDEPENDENT PUBLIC ACCOUNTANT

The firm of Mauldin & Jenkins, LLC, Atlanta, Georgia, has served as our independent accountants each year from 1994 to May 18, 2004, at which time the Audit Committee of the Board of Directors selected Nichols, Cauley & Associates, LLC as the new independent accountants. Our Audit Committee of the Board of Directors has selected Nichols, Cauley & Associates, LLC to serve as our independent accountants for the fiscal year ending December 31, 2010. The Company does not expect a representative of this firm to attend the Annual Meeting.

During fiscal years 2008 and 2009, the Company retained its principal independent accountants to provide services in the following categories and amounts:

	2008	2009
Audit Fees	$161,459	$145,595
Audit Related Fees	$0.00	$0.00
Tax Fees	$0.00	$0.00
All other Fees	$0.00	$0.00

Total	$161,459	$145,595

All audit and non-audit services are pre-approved by the Audit Committee. The audit fees shown above include review of the Company’s periodic reports filed with the Securities and Exchange Commission in 2009.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

ON ACCOUNTING AND FINANCIAL DISCLOSURE

The Company’s principal accountant has not changed during the Company’s two (2) most recent fiscal years or any subsequent interim period. There has been no Form 8-K filed within 24 months prior to the date of the most recent financial statements reporting a change of accounting or reporting disagreements on any matter of accounting principle, practice, financial statement disclosure or auditing scope or procedure.

SHAREHOLDER PROPOSALS FOR 2010 MEETING

Shareholder proposals that are intended to be presented at next year’s Annual Meeting of Shareholders must be received by us no later than February 1, 2010, in order to be included in our proxy statement and related proxy materials for that meeting. Any such proposal must comply with the rules and regulations of the Securities and Exchange Commission.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Shareholders wishing to communicate with the Board of Directors or with a particular director may do so in writing addressed to the Board, or to the particular director, and sending it to the Secretary of the Company at the Company’s principal office at 562 Lee Street, S.W., Atlanta, Georgia 30310.

The Company does not have a formal policy for director attendance at the Company’s annual meeting; however, all directors are encouraged to attend. All of the members of the Board of Directors attended last year’s annual meeting.

OTHER MATTERS WHICH MAY COME BEFORE THE ANNUAL MEETING

Our Board of Directors knows of no matters other than those referred to in the accompanying Notice of Annual Meeting of Shareholders which may properly come before the Annual Meeting. However, if any other matter should be properly presented for consideration and voting at the Annual Meeting or any adjournments thereof, it is the intention of the persons named as proxies on the enclosed form of proxy card to vote the shares represented by all valid proxy cards in accordance with their judgment of what is in the Company’s best interest.

ANNUAL REPORTS

Upon receipt of a written request, we will furnish, without charge, any owner of common stock of the Company a copy of its Annual Report to the Securities and Exchange Commission on Form 10-K (the “10-K”) for the fiscal year ended December 31, 2009, including financial statements and the schedules thereto. Copies of exhibits to the 10-K are also available upon specific request and payment of a reasonable charge for reproduction. Such requests should be directed to the Secretary of the Company at the address indicated on the front of this proxy statement.

APPENDIX A

ARTICLES OF AMENDMENT TO ARTICLES OF INCORPORATION OF

CAPITOL CITY BANCSHARES, INC.

Pursuant to the provisions of O.C.G.A. § 14-2-1006, pertaining to amending the Articles of Incorporation of a corporation, Capitol City Bancshares, Inc., Atlanta, Fulton County, Georgia (the “Company”), files herewith Articles of Amendment to its Articles of Incorporation, such filing being in duplicate with a fee of $20.00, hereby constituting an application to the Secretary of State for the State of Georgia for amendment of its original articles and previous amendments to such articles.

1. The name of the corporation is Capitol City Bancshares, Inc.

2. The Board of Directors of the Company on March 9, 2010, unanimously adopted a resolution revising Article 3 of the Articles of Incorporation of Capitol City Bancshares, Inc. to read as follows:

“3.

Each share of the issued and unissued authorized common shares of the Company shall be changed into four (4) whole shares and the $1.50 par value common shares shall be changed to $1.00 par value common stock of the Company. On the effective date of the Amendment to the Articles of Incorporation of the Company, the Company will have 80,000,000 authorized common shares with a par value of $1.00 per share and 9,673,576 common shares issued and outstanding. The stock split created by this Amendment shall be implemented by the distribution of three (3) whole shares for each whole share owned by shareholders in the form of a stock dividend.”

3. This Amendment was adopted by the Board of Directors of Capitol City Bancshares, Inc. on March 9, 2010.

4. This Amendment was duly approved by the shareholders of the Company by a majority vote at the annual meeting of the shareholders held on June 22, 2010.

5. This Amendment to the Articles of Incorporation of Capitol City Bancshares, Inc. shall be effective on June 22, 2010, and the stock to be distributed to shareholders pursuant to the stock split shall be sent to stockholders of record on June 22, 2010.

IN WITNESS WHEREOF, Capitol City Bancshares, Inc., Atlanta, Fulton County, Georgia, has caused these Articles of Amendment to be executed by its duly authorized officer and its corporate seal to be affixed hereto, and has caused these Articles of Amendment to be filed with the Secretary of State of Georgia, as provided in O.C.G.A. § 14-2-1006.

CAPITOL CITY BANCSHARES, INC.

By:
GEORGE G. ANDREWS, President & CEO

A-1

APPENDIX B

AMENDED AND RESTATED ARTICLES OF AMENDMENT OF

ARTICLES OF INCORPORATION OF CAPITOL CITY BANCSHARES, INC.

Pursuant to the provisions of O.C.G.A. § 14-2-1006, pertaining to amending the Articles of Incorporation of a corporation, Capitol City Bancshares, Inc., Atlanta, Fulton County, Georgia (the “Company”), files herewith Articles of Amendment to its Articles of Incorporation, such filing being a duplicate with a fee of $20.00, hereby constituting an application to the Secretary of State for the State of Georgia for an amendment of its original articles and previous amendments to such articles.

1. The name of the corporation is Capitol City Bancshares, Inc.

2. The Board of Directors of the Company on March 9, 2010, unanimously adopted a resolution to amend the Articles of Incorporation of Capitol City Bancshares, Inc. revising paragraph 8 to the Articles of Incorporation to read as follows:

8.

“The Board of Directors of the Corporation is authorized, subject to limitations prescribed by law and the provisions of this Article, to provide for the issuance of up to 5,000,000 shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Georgia to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and relative rights of the shares of each such series and the qualifications, or restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(i)	The number of shares constituting that series and the distinctive designation of that series;

(ii)

The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payments of dividends on shares of that series;

(iii)	Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(iv)

Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions of adjustment of the conversion rate in such events as the Board of Directors shall determine;

(v)

Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rates;

(vi)	Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(vii)

The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(viii)	Any other relative rights, preferences and limitations of that series.”

3. This Amendment was adopted by the Board of Directors of Capitol City Bancshares, Inc. on March 9, 2010.

4. This Amendment was duly approved by the shareholders of the Company by a majority vote at the regularly called annual shareholder meeting held on June 22, 2010 and in accordance with O.C.G.A. § 14-2-1003.

B-1

IN WITNESS WHEREOF, Capitol City Bancshares, Inc., Atlanta, Fulton County, Georgia, has caused these Articles of Amendment to be executed by its duly authorized officer and its corporate seal to be affixed hereto, and has caused these Articles of Amendment to be filed with the Secretary of State of Georgia, as provided in O.C.G.A. § 14-2-1006.

CAPITOL CITY BANCSHARES, INC.

By:
GEORGE G. ANDREWS, President & CEO

B-2

APPENDIX C

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND PLAN OF OPERATION

General

The purpose of this discussion is to focus on information about our financial condition and results of operations which are not otherwise apparent from the consolidated financial statements included in this Annual Report. Reference should be made to those statements and the selected financial data presented elsewhere in this report for an understanding of the following discussion and analysis. Historical results of operations and any trends which may appear are not necessarily indicative of the results to be expected in future years.

Forward-Looking Statements

This annual report contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies, and our expectations. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on our operations include, but are not limited to, changes in interest rates, general economic conditions, legislation and regulation, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of our loan or securities portfolio, demand for loan products, deposit flows, competition, demand for financial services in our market area, and accounting principles and guidelines. You should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. We will not publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Summary

During 2009, we experienced growth in total assets, total interest-earning assets, total loans and total deposits. As of December 31, 2009, we reported total assets of $317.4 million, an increase of 5.6% over 2008. Total interest-earning assets increased by $11.7 million, or 4.0%, and total deposits increased by $10.2 million, or 3.8% from 2008 to 2009. Total loans increased by $7.4 million, or 3.2%, as compared to the same period in 2008. Net loss for the year ended December 31, 2009 increased by $9.6 million as compared to the year ended December 31, 2008.

Critical Accounting Policies

We have established policies to govern the application of accounting principles in the preparation of our financial statements. Our significant accounting policies are described in Note 1 to the Consolidated Financial Statements. Certain accounting policies involve assumptions and decisions by management which may have a material impact on the carrying value of certain assets and liabilities, and the results of operations. We consider these accounting policies to be our critical accounting policies. The assumptions and decisions used by management are based on current historical data as well as other factors which are believed to be reasonable considering the circumstances.

Allowance for Loan Losses

We believe the allowance for loan losses is a critical accounting policy that requires the most significant decisions and estimates used in the preparation of our consolidated financial statements. The allowance for loan losses represents management’s estimate of probable loan losses inherent in the loan portfolio.

The allowance is an amount that management believes will be adequate to absorb estimated losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio. The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of loans in light of historical experience, the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, current economic conditions that may affect the borrower’s ability to pay, estimated value of underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A substantial portion of our loan portfolio is secured by commercial real estate and residential real estate, with a concentration in church loans. The majority of those loans are secured by real estate in our primary market areas. The ultimate collectibility of a substantial portion of our loan portfolio is susceptible to changes to market conditions in our primary market areas.

Liquidity and Capital Resources

Liquidity management involves the matching of the cash flow requirements of customers who may be either depositors desiring to withdraw funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs and our ability to meet those needs. We seek to meet liquidity requirements primarily through management of federal funds sold, securities available for sale, monthly amortizing loans, and the repayment of maturing single payment loans. We also maintain relationships with correspondent banks which can provide funds on short notice.

Our liquidity and capital resources are monitored on a periodic basis by management and state and federal regulatory authorities. At December 31, 2009, our liquidity ratio was considered satisfactory at 13%, although lower than our policy minimum of 15%. We review liquidity on a periodic basis to monitor and adjust liquidity as necessary. We have the ability to adjust liquidity by selling securities available for sale, selling participations in loans and accessing available funds through various borrowing arrangements with correspondent banks.

At December 31, 2009, our capital to asset ratios were considered under capitalized based on guidelines established by regulatory authorities. During 2009, our total equity decreased by $8.6 million. This decrease consists of net losses of $10.6 million and dividends paid of $112,000, offset by issuances of common stock of $1.0 million, issuances of preferred stock of $608,000, and an increase in accumulated other comprehensive income of $475,000. At December 31, 2009, our total stockholders’ equity was $10.1 million.

The primary source of funds available to the holding company is the payment of dividends by our subsidiaries. Banking regulations limit the amount of the dividends that may be paid by our bank subsidiary without prior approval of the Bank’s regulatory agency. Currently, no dividends can be paid by the Bank to the holding company without regulatory approval. The payment of dividends is decided by the Board of Directors based on factors available to them at the time of declaration.

Banking regulations require us to maintain minimum capital levels in relation to assets. At December 31, 2009, the Company’s and Bank’s capital ratios were considered under capitalized based on regulatory minimum capital requirements. The minimum capital requirements and the actual capital ratios on a consolidated basis and for the Bank at December 31, 2009 are as follows:

	Company	Bank	Regulatory Requirements
Leverage capital ratio	3.71%	4.06%	4.00%
Risk-based capital ratios:
Tier 1 capital	4.43%	4.84%	4.00%
Total capital	5.69%	6.10%	8.00%

We are not aware of any other recommendations by the regulatory authorities, events or trends, which, if they were to be implemented, would have a material effect on our liquidity, capital resources, or operations.

Contractual Obligations and Off-Balance Sheet Commitments

The Bank, in the normal course of business, commits to extend credit in the form of letters of credit and lines of credit. The amount of outstanding loan commitments and letters of credit at December 31, 2009 and 2008 were $10.9 million and $14.4 million, respectively. Commitments to extend credit generally have fixed expiration dates or other termination provisions and may require payment of a fee. Since many of the commitments expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

The following table presents the Company’s contractual obligations as of December 31, 2009.

	Payments Due After December 31, 2009
	Total	1 Year or Less	1-3 Years	4-5 Years	After 5 Years
	(Dollars in Thousands)
Note payable	$275	$183	$92	$—	$—
Company guaranteed trust-preferred securities	3,403	—	—	—	3,403

Total contractual cash obligations	$3,678	$183	$92	$—	$3,403

We did not have any material commitments for capital expenditures at December 31, 2009.

Effects of Inflation

The impact of inflation on banks differs from its impact on non-financial institutions. Banks, as financial intermediaries, have assets which are primarily monetary in nature and which tend to fluctuate in concert with inflation. A bank can reduce the impact of inflation if it can manage its rate sensitivity gap. This gap represents the difference between rate sensitive assets and rate sensitive liabilities. We, through our asset-liability committee, attempt to structure the assets and liabilities and manage the rate sensitivity gap, thereby seeking to minimize the potential effects of inflation. For information on the management of our interest rate sensitive assets and liabilities, see the “Asset/Liability Management” section.

BALANCE SHEETS

Total assets increased approximately $16.7 million or 5.6% from 2008 to 2009 compared to an increase of $27.7 million for the year ended December 31, 2008. The most significant increase was in total loans which increased by $7.4 million. Our loan to deposit ratio was 86% at December 31, 2009 compared to 86.5% at December 31, 2008.

The increase in assets was funded primarily by an increase in deposits of $10.2 million or 3.8% as compared to a $23.4 million increase in 2008. The increase was made up of an increase in interest-bearing deposits of $14.5 million and a decrease in noninterest-bearing deposits of $4.3 million. Time deposits of $100,000 or more decreased during this same time period by $6.8 million, to $47.8 million, while other time deposits increased during the period by $15.9 million, to $168.5 million. Noninterest-bearing deposits accounted for 9.9% and 11.9% of total deposits at December 31, 2009 and 2008, respectively. Brokered certificates of deposit increased $6.0 million to $37.6 million as of December 31, 2009.

Average total assets increased $27.9 million from 2008 to 2009. Average interest-earning assets increased $22.3 million from 2008 to 2009, including an increase in average total loans of $17.6 million, and an increase in taxable securities of $11.7 million, offset by a decrease in non-taxable securities of $6.2 million. Average interest-bearing liabilities increased during the same period by $30.6 million from $237.4 to $268.0 million. These increases in average balances for the year ended December 31, 2009 reflect steady and consistent growth during the year. The increase in average total assets and loans for the year reflect increases of 9.7% and 4.6%, respectively. Comparison of average balances indicates a pattern of sustained growth for the year.

The specific economic and credit risks associated with our loan portfolio, especially the real estate portfolio, include, but are not limited to, a general downturn in the economy which could affect unemployment rates in our market areas, general real estate market deterioration, interest rate fluctuations, deteriorated collateral, title defects, inaccurate appraisals, and financial deterioration of borrowers. Construction and development lending can also present other specific risks to the lender such as whether developers can find builders to buy lots for home construction, whether the builders can obtain financing for the construction, whether the builders can sell the home to a buyer, and whether the buyer can obtain permanent financing. Currently, real estate values and employment trends in our market areas have remained stable.

We constantly attempt to reduce economic and credit risks not only by adherence to loan to value guidelines, but also by investigating the creditworthiness of our borrowers and monitoring the borrower’s financial position. Also, we periodically review our lending policies and procedures to insure that we are complying with external rules and regulations as well as internal policies. State banking regulations limit exposure by prohibiting secured loan relationships that exceed 25% of our statutory capital and unsecured loan relationships that exceed 15% of statutory capital.

RESULTS OF OPERATIONS

Our profitability is determined by our ability to effectively manage interest income and expense, to minimize loan and securities losses, to generate noninterest income, and to control noninterest expense. Because interest rates are determined by market forces and economic conditions beyond our control, the ability to generate net interest income is dependent upon our ability to obtain an adequate spread between the rate earned on interest-earning assets and the rate paid on interest-bearing liabilities. Thus, the key performance measure for net interest income is the interest margin or net yield, which is net interest income divided by total average interest-earning assets. Interest-earning assets consist of interest-bearing deposits at other financial institutions, loans, securities, and federal funds sold. Interest-bearing liabilities consist of interest-bearing deposits, note payable, federal funds purchased, Federal Home Loan Bank advances, securities sold under repurchase agreements, and trust preferred securities.

The yield on interest-earning assets decreased by 120 basis points to 5.69% in 2009, as compared to 6.89% in 2008. The decrease in the yield on interest-earning assets is primarily the result of the decrease in the yield on average loans of 112 basis points to 6.29% in 2009 as compared to 7.41% in 2008 and the decrease in the yield on average taxable securities of 178 basis points to 3.07% in 2009 as compared to 4.85 in 2008. Average loans represented 81.3% and 81.5% of total interest-earning assets at December 31, 2009 and 2008, respectively. The net effect on net interest income was a decrease of $1.7 million, or 21.1% as compared to 2008. The net yield on average interest-earning assets decreased 80 basis points to 2.14% during 2009 from 2.94% during 2008. The yield on average interest-bearing liabilities decreased 62 basis points to 3.87% in 2009 compared to 4.49% in 2009. Brokered deposits typically demand higher rates which has directly impacted our net interest margin. Brokered deposits are a secondary source of funding loan demand. The yield on interest-earning assets and rates paid on interest-bearing liabilities is impacted by the 400 basis point decrease in Prime Rate since December 31, 2007.

The allowance for loan losses represents an allowance for potential losses in the loan portfolio. The provision for loan losses is a charge to operations which we determine is necessary to adequately fund the allowance for loan losses. The allowance is based on a number of factors including the growth of the loan portfolio, net charge-offs incurred, past experience, and our review and evaluation of potential losses in the loan portfolio. The provision for loan losses increased for the year ended December 31, 2009 from $2.5 million to $9.5 million, or by $7.0 million.

Total loan charge-offs increased by $5.7 million from $1.6 million in 2008 to $7.3 million for the year ended 2009, and recoveries decreased from $121,000 to $105,000, resulting in net charge-offs of $7.2 million and $1.5 million for the years ended December 31, 2009 and 2008, respectively. The increase in net charge-offs of $5.7 million resulted in a net charge-off to average loans ratio of 3.05% in 2009 as compared to 0.67% in 2008.

Our allowance for loan loss was $6.6 million and $4.4 million at December 31, 2009 and 2008, respectively. The allowance as a percentage of total loans increased to 2.76% in 2009 as compared to 1.87% in 2008. As of December 31, 2009, there were $36.6 million of impaired loans as compared to $15.7 million in 2008. Impaired loans consist of non-accrual loans and other loans specifically identified as impaired, and we have determined that a valuation allowance of approximately $3.2 million is required for these loans as of December 31, 2009. Due to collateral values on the underlying loans, we do not anticipate significant additional losses related to identified impaired loans. Past due loans greater than 90 days and still accruing interest decreased at December 31, 2009 as compared to 2008, from $1.2 million to $2,000. In addition to non-accrual loans, the Company also has foreclosed real estate, which is considered a nonperforming asset. At December 31, 2009, the balance in foreclosed real estate was $6.3 million compared to $2.2 million at December 31, 2008. Foreclosed real estate consists of several pieces of property which are being carried at fair value. Management does not anticipate any significant losses related to foreclosed real estate. Considering all these circumstances and the provisions for loan losses recognized in 2009, we believe that the allowance for loan losses is adequate to cover any potential losses in the loan portfolio at December 31, 2009.

Other income increased $185,000 or 6.9% in 2009 compared to an increase of $361,000 in 2008. Included in other income are service charges on deposit accounts which include monthly service charges on transaction accounts, insufficient funds charges, and other miscellaneous maintenance fees. The amount of service charges fluctuates with the volume of transaction accounts and the volume of NSF activity. Approximately 70% and 74% of the service charge income is generated from insufficient funds charges for the years ended December 31, 2009 and 2008, respectively.

Other expenses increased $2.2 million or 22.2% during 2009. This increase is primarily a result of other operating expenses increasing $2.3 million, offset by a decrease in salaries and benefits of $243,000. The increase in other operating expenses is largely due to increases of $1.5 million in expenses related to other real estate owned and $508,000 in FDIC insurance assessments. The decrease in salaries and benefits is due to reductions in the number of employees, reductions in certain benefits, and salary cuts taken by certain employees. The number of employees decreased in 2009 from 92 to 88. Occupancy and equipment expenses decreased by $38,000. We continue to be a high volume, consumer oriented bank. This strategy continues to be beneficial to us in many ways; however, with high volume generally comes increased expenses, costs and operating losses. We closely monitor these activities and the related costs.

During 2009 and 2008, we recognized income tax benefits of $1.7 million and $670,000, respectively. The effective tax rate was (14%) and (41%) for the years ended December 31, 2009 and 2008. We continue to invest in tax-free securities as a means of minimizing our tax expense.

SELECTED FINANCIAL INFORMATION AND STATISTICAL DATA

The tables and schedules on the following pages set forth certain significant financial information and statistical data with respect to: the distribution of assets, liabilities and stockholders’ equity; interest rates and interest differentials; interest rate sensitivity gap ratios; the security portfolio; the loan portfolio, including types of loans, maturities and sensitivities to changes in interest rates and risk elements; summary of the loan loss experience and allowance for loan losses; types of deposits; and the return on equity and assets.

Average Balances

The condensed average balance sheets for the periods included are presented below.(1)

	December 31,
	2009	2008
	(Dollars in Thousands)
ASSETS

Cash and due from banks	$7,559	$5,050
Taxable securities	52,872	41,170
Nontaxable securities	1,626	7,824
Unrealized gains on securities available for sale	258	76
Federal funds sold	64	1,060
Loans(2)(3)	237,297	219,650
Allowance for loan losses	(3,872)	(3,188)
Other assets	21,096	17,390

	$316,990	$289,032

Total interest-earning assets	$291,859	$269,551

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits:
Noninterest-bearing demand	$28,607	$30,368
Interest-bearing demand and savings	34,942	33,002
Time	218,022	196,689

Total deposits	281,571	260,059
Federal funds purchased	579	604
Federal Home Loan Bank advances	7,818	1,433
Note payable	335	431
Securities sold under repurchase agreements	2,937	1,800
Company guaranteed trust preferred securities	3,403	3,403
Other liabilities	2,529	2,339

Total liabilities	299,172	270,069

Stockholders’ equity(4)	17,818	18,963

	$316,990	$289,032

Total interest-bearing liabilities	$268,037	$237,362

(1)	Average balances were determined using the daily average balances.

(2)	Nonaccrual loans of $22.5 million and $9.3 million are included in the average balances of loans for 2009 and 2008, respectively.

(3)	Loans are net of deferred loan fees and unearned interest.

(4)	Includes average unrealized losses on securities available for sale, net of tax.

Interest Income and Interest Expense

The following table sets forth the amount of our interest income or interest expense for each category of interest-earning assets and interest-bearing liabilities and the average interest rate for total interest-earning assets and total interest-bearing liabilities, net interest spread and net yield on average interest-earning assets.

	Years Ended December 31,
	2009		2008
	Interest	Average Rate	Interest	Average Rate
	(Dollars in Thousands)
INTEREST INCOME:
Interest on loans(1)	$14,937	6.29%	$16,273	7.41%
Interest on deposits in banks	—	—	4	3.28
Interest on taxable securities	1,624	3.07	2,000	4.85
Interest on nontaxable securities(2)	59	3.61	281	3.59
Interest on federal funds sold	—	—	28	2.66

Total interest income	16,620	5.69	18,586	6.89

INTEREST EXPENSE:
Interest on interest-bearing demand and savings deposits	647	1.85%	768	2.33%
Interest on time deposits	9,476	4.35	9,560	4.86
Interest on federal funds purchased	9	1.51	31	5.18
Interest on Federal Home Loan Bank advances	62	0.79	34	2.36
Interest on note payable	19	5.72	7	1.66
Interest on securities sold under repurchase agreements	18	0.61	24	1.36
Interest on company guaranteed trust preferred securities	140	4.13	240	7.04

Total interest expense	10,371	3.87	10,664	4.49

NET INTEREST INCOME	$6,249		$7,922

Net interest spread		1.83%		2.40%

Net yield on average interest-earning assets		2.14%		2.94%

(1)	Interest on loans includes approximately $1.6 million and $1.3 million of loan fee income for the years ended December 31, 2009 and 2008.

(2)	Yields on nontaxable securities are not presented on a tax-equivalent basis.

Rate and Volume Analysis

The following table describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected our interest income and expense during the year indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) change in volume (change in volume multiplied by old rate); (2) change in rate (change in rate multiplied by old volume); and (3) a combination of change in rate and change in volume. The changes in interest income and interest expense attributable to both volume and rate have been allocated proportionately to the change due to volume and the change due to rate.

	2009 vs. 2008 Changes Due To:
	Rate	Volume	Increase (Decrease)
	(Dollars in Thousands)
Increase (decrease) in:
Interest on loans	$(2,588)	$1,252	$(1,336)
Interest on deposits in banks	(2)	(2)	(4)
Interest on taxable securities	(856)	481	(375)
Interest on nontaxable securities	2	(224)	(222)
Interest on federal funds sold	(13)	(15)	(28)

Total interest income	(3,457)	1,492	(1,965)

Interest on interest-bearing demand and savings deposits	(164)	43	(121)
Interest on time deposits	(1,061)	977	(84)
Interest on federal funds purchased	(21)	(1)	(22)
Interest on Federal Home Loan Bank advances	(35)	63	28
Interest on note payable	14	(2)	12
Interest on securities sold under repurchase agreements	(17)	11	(6)
Interest on company guaranteed trust preferred securities	(100)	—	(100)

Total interest expense	(1,384)	1,091	(293)

Net interest income	$(2,073)	$401	$(1,672)

Asset/Liability Management

Our objective is to manage assets and liabilities to provide a satisfactory, consistent level of profitability within the framework of established cash, loan, investment, and capital policies. Certain officers are charged with the responsibility for monitoring policies and procedures that are designed to ensure acceptable composition of the asset/liability mix. It is the overall philosophy of management to support asset growth primarily through growth of core deposits of all categories deposited by individuals and corporations in our primary market area.

Our asset/liability mix is monitored on a regular basis. The objective of this policy is to monitor interest rate sensitive assets and liabilities so as to minimize the impact of substantial movements in interest rates on earnings. An asset or liability is considered to be interest rate-sensitive if it will reprice or mature within the time period analyzed, usually one year or less. The interest rate-sensitivity gap is the difference between the interest-earning assets and interest-bearing liabilities scheduled to mature or reprice within such time period. A gap is considered positive when the amount of interest rate-sensitive assets exceeds the amount of interest rate-sensitive liabilities. A gap is considered negative when the amount of interest rate-sensitive liabilities exceeds the interest rate-sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to adversely affect net interest income. If our assets and liabilities were equally flexible and move concurrently, the impact of any increase or decrease in interest rates on net interest income would be minimal.

A simple interest rate “gap” analysis by itself may not be an accurate indicator of how net interest income will be affected by changes in interest rates. Accordingly, we also evaluate how the repayment of particular assets and liabilities is impacted by changes in interest rates.

Income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by changes in interest rates. In addition, the magnitude and duration of changes in interest rates may have a significant impact on net interest income. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market rates, while interest rates on other types may lag behind changes in general market rates. In addition, certain assets, such as adjustable rate mortgage loans, have features (generally referred to as “interest rate caps and floors”) which limit the amount of changes in interest rates. Prepayment and early withdrawal levels also could deviate significantly from those assumed in calculating the interest rate gap. The ability of many borrowers to service their debts also may decrease during periods of rising interest rates.

Changes in interest rates also affect our liquidity position. We currently price deposits in response to market rates and it is our intention to continue this policy. If deposits are not priced in response to market rates, a loss of deposits could occur which would negatively affect our liquidity position.

At December 31, 2009, our cumulative one year interest rate sensitivity gap ratio was 67%. The Company’s targeted ratio is 80% to 120% in this time horizon. This indicates that our interest-bearing liabilities will reprice during this period at a rate faster than our interest-earning assets.

The following table sets forth the distribution of the repricing of our interest-earning assets and interest-bearing liabilities as of December 31, 2009, as well as the interest rate sensitivity gap (i.e., interest rate sensitive assets less interest rate sensitive liabilities), the cumulative interest rate sensitivity gap, the interest rate sensitivity gap ratio (i.e., interest rate sensitive assets divided by interest rate sensitive liabilities) and the cumulative interest rate sensitivity gap ratio. The table also sets forth the time periods in which interest-earning assets and interest-bearing liabilities will mature or may reprice in accordance with their contractual terms. However, the table does not necessarily indicate the impact of general interest rate movements on the net interest margin since the repricing of various categories of assets and liabilities is subject to competitive pressures and the needs of our customers. In addition, various assets and liabilities indicated as repricing within the same period may in fact reprice at different times within such period and at different rates.

	Within Three Months	After Three Months But Within One Year	After One Year But Within Five Years	After Five Years	Total
	(Dollars in Thousands)
Interest-earning assets:
Interest-bearing deposits	$3	$—	$—	$—	$3
Securities available for sale	50	—	428	51,872	52,350
Restricted equity securities	1,048	—	—	—	1,048
Loans(1)	86,822	41,405	89,239	2,002	219,468

	87,923	41,405	89,667	53,874	272,869

Interest-bearing liabilities:
Interest-bearing demand deposits and savings	36,219	—	—	—	36,219
Certificates, less than $100,000	32,667	64,501	56,162	—	153,330
Certificates, $100,000 and over	12,402	24,615	25,838	—	62,855
Federal funds purchased	4,140	—	—	—	4,140
Note payable	—	183	92	—	275
Federal Home Loan Bank advances	—	10,700	—	—	10,700
Securities sold under repurchase agreements	6,415	—	—	—	6,415
Company guaranteed trust preferred securities	—	—	—	3,403	3,403

	91,843	99,999	82,092	3,403	$277,337

Interest rate sensitivity gap	$(3,920)	$(58,594)	$7,575	$50,471

Cumulative interest rate sensitivity gap	$(3,920)	$(62,514)	$(54,939)	$(4,468)

Interest rate sensitivity gap ratio	0.96	0.41	1.09

Cumulative interest rate sensitivity gap ratio	0.96	0.67	0.80	0.98

(1)	Excludes nonaccrual loans of $22.5 million.

We have included all interest-bearing demand deposits and savings deposits in the three month maturity category because these deposits can be withdrawn immediately and reprice immediately. However, based on our experience, the majority of these deposits are expected to remain in the Bank regardless of interest rate movements.

We actively manage the mix of asset and liability maturities to control the effects of changes in the general level of interest rates on net interest income. Except for its effect on the general level of interest rates, inflation does not have a material impact on us due to the rate variability and short-term maturities of our earning assets. In particular, approximately 58% of the loan portfolio is comprised of loans that mature or reprice within one year.

SECURITIES PORTFOLIO

Types of Securities

The carrying values of securities at the dates indicated are summarized as follows:

	December 31,
	2009	2008
	(Dollars in Thousands)
U.S. Government and federal agencies (includes U.S. Treasury securities)	$51,548	$43,094
State and municipal securities	—	4,329
Other securities, including equity securities(1)	1,851	1,451

	$53,399	$48,874

(1)	For presentation purposes, the equity securities are not included in the maturity table below because they have no contractual date.

Maturities

The amounts of debt securities in each category as of December 31, 2009 are shown in the following table according to contractual maturity classifications (1) one year or less, (2) after one through five years, (3) after five through ten years and (4) greater than ten years.

	U.S. Government and Federal Agencies (Includes U.S. Treasury Securities)		Other Securities
	Amount	Yield(1)	Amount	Yield
	(Dollars in Thousands)
After one through five years	$428	7.55%	$—	—%
After five through ten years	2,283	5.47	650	9.50
Greater than ten years	48,837	4.61	103	3.58

	$51,548	4.67%	$753	8.69%

(1)	Yields were computed using coupon interest, adding discount accretion or subtracting premium amortization, as appropriate, on a ratable basis over the life of each security.

For the purpose of the maturity table, mortgage-backed securities, which are not due at a single maturity date, have been allocated over maturity groupings based on the weighted-average contractual maturities of underlying collateral. The mortgage-backed securities may mature earlier than their weighted-average contractual maturities because of principal prepayments.

LOAN PORTFOLIO

Types of Loans

The amount of total loans outstanding at the indicated dates is shown in the following table according to type of loans.

	December 31,
	2009	2008
	(Dollars in Thousands)
Commercial	$17,870	$27,599
Real estate-construction	35,661	14,543
Real estate-mortgage	181,883	186,315
Consumer	6,565	5,773

	$241,979	$234,230

As of December 31, 2009 and 2008, we had made specific allocations of our allowance for loan losses to certain loans of $2,927,507 and $1,658,175, respectively. Based on our best estimate, the allocation of the remaining allowance for loan losses to types of loans, as of the indicated dates, is as follows:

	December 31, 2009		December 31, 2008
	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans
	(Dollars in Thousands)
Commercial	$1,262	7.39%	$1,585	11.78%
Real estate	1,528	89.90	533	85.76
Consumer	683	2.71	593	2.46

	$3,473	100.00%	$2,711	100.00%

Maturities and Sensitivities to Changes in Interest Rates

Total loans as of December 31, 2009 are shown in the following table according to maturity classifications (1) one year or less (2) after one through five years and (3) after five years.

Dollars in Thousands
Commercial
One year or less	$9,686
After one through five years	8,171
After five years	13

$17,870

Construction
One year or less	$26,981
After one through five years	8,676
After five years	4

$35,661

Other
One year or less	$114,071
After one through five years	72,392
After five years	1,985

$188,448

$241,979

The following table summarizes loans at December 31, 2008 with due dates after one year which have predetermined interest rates or floating or adjustable interest rates.

Dollars in Thousands
Predetermined interest rates	$29,794
Floating or adjustable interest rates	59,462

$89,256

Risk Elements

The following table presents, at the dates indicated, the aggregate of nonperforming loans for the categories indicated.

	December 31,
	2009	2008
	(Dollars in Thousands)
Loans accounted for on a nonaccrual basis	$22,511	$9,253

Installment loans and term loans contractually past due ninety days or more as to interest or principal payments and still accruing	2	1,221
Loans, the terms of which have been renegotiated to provide a reduction or deferral of interest or principal because of deterioration in the financial position of the borrower	13,777	—

Loans accruing about which there are serious doubts as to the ability of the borrower to comply with present loan repayment terms (excludes nonaccrual)	15,743	6,414

A loan is placed on nonaccrual status when, in the opinion of management, the collection of interest income is considered doubtful. Interest on loans that are classified as nonaccrual is recognized when received. In some cases, where borrowers are experiencing financial difficulties, loans may be restructured to provide terms significantly different from the original contractual terms.

The reduction in interest income associated with nonaccrual loans as of December 31, 2009 is as follows:

Interest income that would have been recorded on nonaccrual loans under original terms	$1,284

Interest income that was recorded on nonaccrual loans	$777

In the opinion of management, any loans classified by regulatory authorities as doubtful, substandard or special mention that have not been disclosed above do not (i) represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity, or capital resources, or (ii) represent material credits about which management is aware of any information which causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms. Any loans classified by regulatory authorities as loss have been charged off.

SUMMARY OF LOAN LOSS EXPERIENCE

The provision for loan losses is created by direct charges to operations. Losses on loans are charged against the allowance in the period in which such loans, in management’s opinion, become uncollectible. Recoveries during the period are credited to this allowance. The factors that influence management’s judgment in determining the amount charged to operating expense are: composition of the loan portfolio, evaluation of possible future losses, current economic conditions, past experience, and other relevant factors. The allowance for loan losses is reviewed periodically and based on management’s evaluation of current risk characteristics of the loan portfolio, as well as the impact of prevailing and expected economic business conditions. Management considers the allowance for loan losses adequate to cover possible loan losses on the loans outstanding.

The following table summarizes average loan balances for each year determined using the daily average balances during the year; changes in the allowance for loan losses arising from loans charged off; additions to the allowance which have been recovered or charged to operating expense; and the ratio of net charge-offs during the year to average loans.

	December 31,
	2009	2008
	(Dollars in Thousands)
Average balance of loans outstanding	$237,297	$219,650

Balance of allowance for loan losses at beginning of year	$4,369	$3,349

Charge-offs:
Installment	(199)	(203)
Commercial	(659)	(1,383)
Real estate	(6,497)	—

	(7,355)	(1,586)

Recoveries:
Installment	58	27
Commercial	6	94
Real estate	41	—

	105	121

Net charge-offs	(7,250)	(1,465)

Addition to allowance charged to operating expenses	9,530	2,485

Balance of allowance for loan losses	$6,649	$4,369

Ratio of net loan charge-offs to average loans	3.05%	0.67%

DEPOSITS

Average amount of deposits and average rate paid thereon, classified as to noninterest-bearing demand deposits, interest-bearing demand and savings deposits and time deposits, for the year indicated is presented below.

	Years Ended December 31,
	2009		2008
	Amount	Rate	Amount	Rate
	(Dollars in Thousands)
Noninterest-bearing demand	$28,607	—%	$30,368	—%
Interest-bearing demand and savings	34,942	1.85	33,002	2.33
Time deposits	218,022	4.35	196,689	4.86

Total	$281,571	4.00	$260,059	4.50%

The following table presents the maturities of time deposits of $100,000 or more as of December 31, 2009 for the periods indicated.

(Dollars in Thousands)
Three months or less	$12,402
Over three through twelve months	24,615
Over twelve months	25,838

Total	$62,855

RETURN ON EQUITY AND ASSETS

The following table shows return on assets, return on equity, dividend payout ratio and stockholders’ equity to assets ratio for the years indicated.

	Year Ended December 31,
	2009	2008
Return on assets(1)	(3.33)%	(.33)%
Return on equity(2)	(59.31)	(4.97)
Dividend payout(3)	—	(16.88)
Equity to assets(4)	5.62	6.59

(1)	Net loss divided by average total assets.

(2)	Net loss divided by average equity.

(3)	Dividends declared per share of common stock divided by basic loss per share.

(4)	Average equity divided by average total assets.

CAPITOL CITY BANCSHARES, INC.

562 Lee Street, S.W.

Atlanta, Georgia 30310

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders and Proxy Statement and does hereby appoint George G. Andrews and Leon Goodrum, and each of them, with full powers of substitution, as proxies of the undersigned, to represent the undersigned and to vote all shares of CAPITOL CITY BANCSHARES, INC. common stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Capitol City Bancshares, Inc. to be held June 22, 2010, at 5:00 p.m. local time, at 562 Lee Street, S.W., Atlanta, Georgia, and at any adjournment or postponement thereof, with all the powers (other than the power to revoke the proxy or vote in a manner not authorized by the exceeded form of proxy) which the undersigned would have if personally present at such meeting, to act in their discretion upon any other matter or matters which may properly be brought before the meeting, and to appear and vote all the share of common stock which the undersigned may be entitled to vote.

PROPOSAL 1:	TO ELECT THE THIRTEEN NOMINEES LISTED BELOW TO SERVE AS DIRECTORS FOR THE FOLLOWING YEAR:

FOR all nominees listed below (except as marked to the contrary below).	WITHHOLD AUTHORITY to vote for all nominees listed below.

George G. Andrews	Charles W. Harrison
Dr. Gloria Campbell-D’Hue	Robert A. Holmes
Roy W. Sweat	Dr. Moses M. Jones
William Thomas	Tarlee W. Brown
Cordy T. Vivian	John T. Harper
Shelby R. Wilkes	Pratape Singh
Marian S. Jordan

INSTRUCTIONS:	To withhold your vote for any individual nominee, strike a line through the nominee’s name in the list above.

PROPOSAL 2:	TO APPROVE AN AMENDMENT TO ARTICLE 3 OF THE ARTICLES OF INCORPORATION TO CONSUMMATE A FOUR-FOR-ONE STOCK SPLIT OF ITS COMMON SHARES AND CHANGE THE PAR VALUE TO $1.00 PER SHARE.

☐    FOR                     ☐    AGAINST                     ☐    ABSTAIN

PROPOSAL 3:	TO APPROVE AN AMENDMENT TO ARTICLE 8 OF THE ARTICLES OF INCORPORATION TO CHANGE THE NUMBER OF SHARES OF PREFERRED STOCK THE COMPANY IS AUTHORIZED TO ISSUE TO 5,000,000 SHARES.

☐    FOR                     ☐    AGAINST                     ☐    ABSTAIN

UNLESS OTHERWISE MARKED, THIS PROXY WILL BE VOTED AS IF MARKED FOR ALL PROPOSALS LISTED ABOVE.

(Continued on Reverse Side)

Please sign below, date and return promptly in the enclosed, self-addressed stamped envelope. When shares are held by joint tenants, both must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the signatory is a corporation, please sign the full corporate name by an authorized officer.

DATE: , 2010.

INDIVIDUALS:	ENTITIES: (Please Print)

Name (Please print)	By:

Signature	Signature

Name of Joint Tenant or Tenant-In-Common if any (Please Print)	Position

Signature of Joint Tenant or Tenant-In-Common, if any